As filed with the Securities and Exchange Commission on February 8, 2013

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BODY CENTRAL CORP.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	14-1972231
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

6225 Powers Avenue

Jacksonville, FL 32217

(Address of Principal Executive Offices)

Body Central Corp. Non-Plan Restricted Stock Agreement

Body Central Corp. Non-Plan Stock Option Agreement

(Full Title of the Plan)

Julia B. Davis

General Counsel
6225 Powers Avenue
Jacksonville, Florida 32217

(904) 737-0811

(Name and Address and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Martin C. Glass, Esq.

Goodwin Procter LLP

620 Eighth Avenue

New York, NY  10018

(212) 813-8800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.001 per share, under:
Non-Plan Restricted Stock Agreement	150,000
Non-Plan Stock Option Agreement	300,000
TOTAL	450,000	$7.94	(2)	$3,573,000	$487.36

(1)         This Registration Statement covers 150,000 shares which may become issuable under a restricted stock grant  to be awarded to Brian P. Woolf and 300,000 shares which may become issuable under options to be awarded to Brian P. Woolf, each of which is being awarded outside of the Registrant’s stockholder-approved plan as an inducement grant under applicable NASDAQ rules pursuant to his employment agreement with Body Central Corp. This Registration Statement shall also cover any additional shares of Common Stock which become issuable thereunder by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock of Body Central Corp.

(2)         Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), on the basis of the average of the high and low price per share of Common Stock of Body Central Corp. as reported on the Nasdaq Global Select Market on February 5, 2013.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Registration Statement on Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

Body Central Corp. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents filed by the Registrant with the Commission (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)):

(a) the Registrant’s latest Annual Report on Form 10-K for the year ended December 31, 2011, filed with the Commission on March 15, 2012 (including information specifically incorporated by reference in the Registrant’s Form 10-K from the Registrant’s Definitive Proxy Statement for its 2012 Annual Meeting of Stockholders);

(b) the Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012, June 30, 2012 and September 29, 2012, filed with the Commission on  May 10,  2012, August 9, 2012 and November 8, 2012;

(c) the Registrant’s Current Reports on Form 8-K (excluding any information and exhibits furnished under either Item 2.02 or Item 7.01 thereof), filed with the Commission on January 1, 2012, January 24, 2012, February 23, 2012, March 12, 2012,  May 4, 2012, May 29, 2012, June 19, 2012, July 5, 2012, August 6, 2012, August 22, 2012, August 31, 2012, November 7, 2012 and January 17, 2012, and February 8, 2013; and

(d)  the section entitled “Description of Registrant’s Securities to  be Registered” contained in the Registrant’s Registration Statement on Form 8-A filed on October 13, 2010, as amended, filed under Section 12(b) of the Exchange Act, including all amendments or reports filed for the purpose of updating such description.

In addition, all documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part of it from the respective dates of filing such documents; except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions. For purposes of this registration statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Section 102 of the Delaware General Corporation Law permits a corporation in its certificate of incorporation or an amendment to eliminate or limit the personal liability of its directors or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of law or obtained an improper personal benefit. The Registrant’s third amended and restated certificate of incorporation provides that no director shall be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that Delaware law prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, to which he or she is a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which the Court of Chancery or such other court shall deem proper. Section 145(g) of the Delaware General Corporation Law further authorizes a corporation to purchase and maintain insurance on behalf of any indemnified person against any liability asserted against and incurred by such person in any indemnified capacity, or arising out of such person’s status as such, regardless of whether the corporation would otherwise have the power to indemnify under Delaware law.

The Registrant’s third amended and restated certificate of incorporation provides that the Registrant must indemnify its directors and officers to the fullest extent authorized by Delaware law and may also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under this section or otherwise.

The Registrant’s amended and restated by-laws provide that the Registrant indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was, or has agreed to become, its director or officer, or is or was serving, or has agreed to serve, at its request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, an “indemnitee”, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom.

The Registrant has indemnification agreements with each its directors and executive officers that, in general, provide that the Registrant will indemnify the director or executive officer to the fullest extent permitted by law for claims arising in his or her capacity as a director or officer or in connection with his or her service at the Registrant’s request for another corporation or entity. The Registrant also maintain a general liability insurance policy that covers certain liabilities of its directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of the Registrant’s third amended and restated certificate of incorporation, the Registrant’s amended and restated by-laws, agreement, vote of stockholders or disinterested directors or otherwise.

The Registrant maintains standard policies of insurance that provide coverage (1) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to the Registrant with respect to indemnification payments that it may make to such directors and officers.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

Reference is made to the attached Exhibit Index which is incorporated herein by reference.

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES AND POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida, on this 8th day of February, 2013.

BODY CENTRAL CORP.

By:	/s/ Thomas W. Stoltz
Name: Thomas W. Stoltz
Title: Chief Operating Officer, Chief Financial Officer and Treasurer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Thomas W. Stoltz and Beth Angelo, and each of them, as such person’s true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and additions to this registration statement on Form S-8 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or such person’s substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of the 8th day of  February, 2013.

Signature	Title

/s/ Brian P. Woolf
Brian P. Woolf	Chief Executive Officer and Director
(Principal Executive Officer)

/s/ Thomas W. Stoltz
Thomas W. Stoltz	Chief Operating Officer,
Chief Financial Officer and Treasurer
(Principal Financial and
Accounting Officer)

/s/ Beth R. Angelo
Beth R. Angelo	Chief Merchandising Officer, Executive
Vice President and Director

/s/ Donna R. Ecton
Donna R. Ecton	Director

/s/ Scott M. Gallin
Scott M. Gallin	Director

/s/ Robert B. Glass
Robert B. Glass	Director

/s/ John K. Haley
John K. Haley	Director

/s/ David A. Katz
David A. Katz	Director

EXHIBIT INDEX

Exhibit Number	Exhibit Description

4.1	Third Amended and Restated Certificate of Incorporation of Body Central Corp. as amended May 25, 2011 (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 10-K filed on March 15, 2012).

4.2	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.3 to the Registrant’s Registration Statement on Form S-1 (File No. 333-168014)).

4.3	Specimen certificate for shares of common stock (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-168014)).

5.1	Opinion of Goodwin Procter LLP with respect to the legality of the shares being registered (filed herewith).

10.1

Non-Qualified Stock Option Agreement dated as of February 5, 2013 between Body Central Corp. and Brian P. Woolf (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on February 8, 2013)

10.2

Restricted Stock Award Agreement dated as of February 5, 2013 between Body Central Corp. and Brian P. Woolf (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed on February 8, 2013)

23.1	Consent of PricewaterhouseCoopers, LLP, independent registered certified public accounting firm (filed herewith).

23.2	Consent of Goodwin Procter LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included in signature page hereto).